Exhibit 10.2

WAIVER AND FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Waiver and First Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 12th day of April, 2019, by and between SILICON VALLEY BANK (“Bank”) and ACHAOGEN, INC. a Delaware corporation (“Borrower”) whose address is One Tower Place, Suite 300, South San Francisco, California 94080.

RECITALS

A.Bank and Borrower have entered into that certain Loan and Security Agreement dated as of February 26, 2018 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.Borrower has requested that Bank (i) waive certain loan fees owed by Borrower under the Loan Agreement, (ii) consent to Borrower’s use of Bank’s cash Collateral to fund ongoing expenses in preparation for Borrower’s filing of a Chapter 11 proceeding in the United States Bankruptcy Court for the District of Delaware (the “Ch 11 Case”) and for the other purposes set forth below, (iii) provide Borrower with debtor in possession financing in the Ch 11 Case, and (iv) make certain other amendments to the Loan Agreement as more fully set forth herein.

D.Bank has agreed to the foregoing, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.Amendments to Loan Agreement.

2.1Waiver of Final Payment and Prepayment Fees. Notwithstanding anything to the contrary contained in the Loan Agreement, Bank hereby waives the Term A Final Payment and the Prepayment Premium under the Loan Agreement.

2.2Use of Cash Collateral. Borrower has requested that Bank consent to Borrower’s use of Bank’s cash Collateral to pay certain operating expenses, expenses in preparation for the Ch 11 Case, and Bank’s reasonable legal fees and expenses incurred in connection with this Amendment. Subject to Borrower making a prepayment in an amount sufficient to reduce the outstanding Obligations to Fifteen Million Dollars ($15,000,000), Bank consents to Borrower using all cash Collateral remaining in Borrower’s deposit accounts at Bank to fund the actual and necessary expenses shown on the budget attached hereto as Schedule 2. In connection therewith, Borrower hereby authorizes Bank to (a) debit all funds in the Pledge Account and apply such funds to repayment of the principal balance of the Term A Loan, and (b) debit the funds in Borrower’s operating accounts, in an aggregate amount sufficient to reduce the outstanding Obligations to Fifteen Million Dollars ($15,000,000), and apply such funds to repayment of the Obligations.

Exhibit 10.2

2.3Debtor in Possession Financing. Borrower has requested that Bank provide Borrower with debtor in possession financing in the Ch 11 Case. In consideration for Borrower’s agreements hereunder, Bank has provided Borrower with the commitment lender attached as Schedule 1, which is subject to the conditions set forth therein.

2.4Section 2.2(a) (Interest Rate). The Loan Agreement is amended by deleting Section 2.2(a) in its entirety and inserting the following in its place:

“(a)Interest Rate.

(i)Term A Loan. Subject to Section 2.2(b), the principal amount outstanding under the Term A Loan shall accrue interest at a floating per annum rate equal to five and one half of one percent (5.50%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.2(d) below.

(ii)Term B Loan. Subject to Section 2.2(b), the principal amount outstanding under each Term B Loan Advance shall accrue interest at a floating per annum rate equal to five and one half of one percent (5.50%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.2(d) below.”

2.5Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

““Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Perfection Certificate, the IP Agreement, any Control Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.”

2.6Section 13.1 (Definitions). The Loan Agreement is amended by inserting the following new terms and their respective definitions to appear alphabetically in Section 13.1 thereof:

““First Amendment Effective Date” is April 12, 2019.”

““IP Agreement” is that certain Intellectual Property Security Agreement by and between Borrower and Bank dated as of the First Amendment Effective Date, as may be amended, modified, supplemented and/or restated from time to time.”

2.7Exhibit A (Collateral Description). The Collateral Description attached to the Loan Agreement as Exhibit A thereto is amended in its entirety and replaced with the Collateral Description in the form of Schedule 2 attached hereto.

3.Limitation of Amendments.

3.1The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

Exhibit 10.2

4.Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1Immediately after giving effect to this Amendment the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

4.2Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.No Defenses of Borrower. Borrower hereby acknowledges and agrees that it has no offsets, defenses, causes of action, suits, damages, claims, or counterclaims against Bank, SVB Financial Group, or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns (collectively, the “Bank Released Parties”) with respect to the Obligations, the Loan Documents, the Collateral, any Bank Services Agreement, any contracts, promises, commitments, or other agreements to provide, to arrange for, or to obtain loans or other financial accommodations to or for Borrower, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, causes of action, suits, damages, claims, or counterclaims against one or more of the Bank Released Parties, at law or in equity, whether known or unknown, from the beginning of the world through this date and through the time of execution of this Amendment (collectively, the “Released Claims ”) all of them are hereby expressly WAIVED and Borrower hereby RELEASES the Bank Released Parties from any liability therefor; provided, however, that the Released Claims shall not include a release of any obligations of a Bank Released Party arising under this Amendment, or of any claims, losses or damages arising from any Bank Released Party’s gross negligence or willful misconduct. Borrower hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, arbitration or proceeding of any kind, in any court or before any tribunal or arbiter or arbitration panel, against any Bank Released Party as to any of the Released Claims; In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

Exhibit 10.2

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

6.Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

7.Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.Severability. Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.

9.Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment and the IP Agreement by each party hereto, (b) Borrower shall have made a prepayment in an amount sufficient to reduce the Obligations to not more than Fifteen Million Dollars ($15,000,000) as set forth in Section 2.3 above, and (c) Borrower’s payment to Bank of Bank’s reasonable legal fees and expenses incurred in connection with this Amendment.

[Signature page follows.]

Exhibit 10.2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		ACHAOGEN, INC.

By:	/s/ Sheila Colson	By:	/s/ Blake Wise
Name:	Sheila Colson	Name:	Blake Wise
Title:	Managing Director	Title:	CEO

Exhibit 10.2

Schedule 1

DIP Loan Term Letter

Exhibit 10.2

April 12, 2019

BY EMAIL [email address]

Achaogen, Inc.

One Tower Place, Suite 300

South San Francisco, California 94080

Attn: Nick Campbell

Re:Loan Arrangement with Silicon Valley Bank

Dear Nick:

Achaogen, Inc. (“Borrower”) and Silicon Valley Bank (“Bank”) have engaged in discussions concerning the potential for Bank to provide debtor in possession financing to Borrower, and the proposed terms of such financing. To follow up on our discussions, and pursuant to Borrower’s request, Bank confirms its commitment to provide Borrower with debtor-in-possession financing upon the following terms, and subject to the satisfaction of the conditions set forth below:

1.

Twenty Five Million Dollar ($25,000,000) term loan, Fifteen Million Dollars ($15,000,000) of which will be used to refinance in full the pre-petition loan between Bank and Borrower (the “Pre-Petition Loan”). Refinancing to occur as part of final DIP order not less than 30 days following the petition date.

2.

Borrower’s aggregate debt to Bank shall not exceed Twenty Five Million Dollars ($25,000,000) at any time, and the amounts advanced during the anticipated bankruptcy proceeding shall not exceed Ten Million Dollars ($10,000,000) except in connection with the repayment of the Pre-Petition Loan.

3.	Interest rate: Prime + 5.5% per annum; 4.0% default rate
4.	Maturity Date: September 30, 2019
5.	Three Million Dollar ($3,000,000) loan fee earned at closing and paid upon the earliest of maturity, the closing of a sale, or the occurrence of a default
6.	Loan secured by super priority lien on all assets of Borrower, subject only to agreed upon carveout

Exhibit 10.2

7.	Monthly payments of accrued interest; no amortization
8.	Customary sale milestones to be agreed upon based on closing of sale within approximately 90 days of filing
9.	.Bank shall have consent rights for all material motions and pleadings filed by Borrower

Bank's agreement to provide financing to Borrower shall be subject to the negotiation, documentation, and execution of definitive loan documentation acceptable to Bank in all respects and the satisfaction of all conditions precedent set forth therein, as well as court approval of the proposed financing upon terms and conditions and pursuant to a financing order acceptable to Bank in all respects.

Please do not hesitate to contact me with any questions that you may have.

Sincerely,

SILICON VALLEY BANK

By:	/s/ Sheila Colson
Name:	Sheila Colson
Title:	Managing Director

Cc: Alexander G. Rheaume, Esquire (by email)

Exhibit 10.2

Schedule 2

Budget

Exhibit 10.2

Schedule 3

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, domain names, Intellectual Property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.